                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
  Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12


                             Baltimore Bancorp
            (Name of Registrant as Specified In Its Charter)


                             Baltimore Bancorp
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

[FN]
- ------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                           BALTIMORE BANCORP [LOGO]

                                                         March 30, 1994

To the Stockholders of Baltimore Bancorp:

     You are cordially invited to attend the 1994 annual meeting of stockholders (the "Annual Meeting") of Baltimore Bancorp (the "Company") to be held at 9:00 a.m. on Wednesday, April 27, 1994, at the Omni
Inner Harbor Hotel, 101 West Fayette Street, Baltimore, Maryland 21201.

     At the Annual Meeting, the Company's stockholders will be asked:
(i) to elect five directors for three-year terms; (ii) to approve an amendment to the Company's 1992 Stock Option Plan as to a grant of options on October 13, 1993 to each nonemployee director; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Your Board of Directors unanimously recommends that you vote "FOR" the election of the Board's nominees for election as directors and "FOR" the amendment to the 1992 Stock Option Plan.
You are urged to read the accompanying proxy statement, which contains information regarding the matters to be voted on at the Annual Meeting. A copy of our 1993 Annual Report to Stockholders, containing information regarding the Company and its performance during the past year, is also enclosed, unless a copy has previously been mailed to you.

     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage paid envelope.

     Thank you for returning your proxy card. We appreciate the support you have given the Company and look forward to your continued support.

Sincerely,
/s/ Edwin F. Hale
- ---------------------
Edwin F. Hale, Sr.
Chairman of the Board

            120 East Baltimore Street * Baltimore, Maryland 21202
                          Telephone 410-244-3360

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON
APRIL 27, 1994

     NOTICE IS HEREBY GIVEN that the 1994 annual meeting of stockholders (the "Annual Meeting") of Baltimore Bancorp (the "Company") will be held on Wednesday, April 27, 1994, at 9:00 a.m. at the Omni Inner Harbor Hotel, 101 West Fayette Street, Baltimore, Maryland 21201, for the following purposes:

     (1) To elect five directors for three-year terms (Proposal 1);

     (2) To approve a proposal to amend the Company's 1992 Stock Option Plan as to a grant of an option on October 13, 1993 to each nonemployee director of the Company to purchase 5,000 shares of Common Stock
(Proposal 2); and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 18, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     In the event that there are not sufficient votes to approve the amendment to the 1992 Stock Option Plan at the time of the Annual
Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

/s/ Edwin F. Hale
- ---------------------
Edwin F. Hale, Sr.
Chairman of the Board

Baltimore, Maryland
March 30, 1994

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE
ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE PROXY CARD AND
RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 1994

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to stockholders of Baltimore Bancorp ("Baltimore Bancorp" or the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the Company's 1994 annual meeting of stockholders (the "1994 Annual Meeting" or the "Annual Meeting"), to be held on Wednesday, April 27, 1994, at 9:00 a.m., at the Omni Inner Harbor Hotel, 101 West Fayette Street, Baltimore, Maryland 21201, and at any adjournments thereof.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted (1)
FOR Proposal 1 to elect the five nominees of the Board for three-year terms; and (2) FOR Proposal 2 to approve the proposed amendment to the 1992 Stock Option Plan. The Board is not aware of any other matters that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board.

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, stockholders may revoke a proxy at any time prior to its exercise by filing with James A. Gast, Corporate Secretary, Baltimore Bancorp, 120 East Baltimore Street, Baltimore, Maryland 21202 a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, as well as the directors, officers and regular employees of its principal subsidiary, The Bank of Baltimore (the "Bank"), may also solicit proxies personally or by telephone or telegraph. The
Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. The Company has retained
MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

     The securities which can be voted at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote on all matters. There is no cumulative voting in the election of directors. The close of business on March 18, 1994 has been fixed by the Board as the record date for the determination of stockholders entitled to vote at the Annual Meeting. The number of shares outstanding and entitled to vote as of that date was 16,683,931. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but will not be counted as a vote cast.

     For purposes of Proposal 1, directors will be elected by a plurality of all votes cast on the proposal at the Annual Meeting. In the case of Proposal 2, an affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on the proposal is required to approve the amendment to the 1992 Stock Option Plan. While abstentions on shares represented at the Annual Meeting will not affect Proposal 1, they will have the same effect as a negative vote on Proposal 2.

     It is anticipated that this Proxy Statement will be mailed to stockholders on or about March 30, 1994. A copy of the Annual Report to Stockholders for the year ended December 31, 1993 accompanies this Proxy Statement, unless previously mailed to stockholders. The Company is required to file an Annual Report on Form 10-K for the year ended December 31, 1993 with the Securities and Exchange Commission ("SEC"). Stockholders may obtain, free of charge, a copy of the Annual Report on Form 10-K by writing to or telephoning David L. Spilman, Treasurer and Director of Investor Relations, Baltimore Bancorp, 120 East Baltimore Street, Baltimore, Maryland 21202; (800) 722-8823.

ELECTION OF DIRECTORS (Proposal 1)

     The number of directors of the Company is being increased from 12 to 13 effective at the 1994 Annual Meeting. Directors are customarily elected for three-year terms (except to the extent a director has filled a vacancy or would serve beyond the annual meeting following the age of 75) with the Board being divided into three classes, two of which are composed of four directors and one of which is being increased from four to five directors. The term of office of only one class of directors expires in each year.
The Board's nominees for election to three-year terms at the 1994 Annual Meeting are Rose M. Cernak, Edwin F. Hale, Sr., R. Andrew Larkin, Jr., Robert A. Pascal and G. Gregory Russell. Ms. Cernak is the director nominee to fill the position on the Board created by the increase in the size of the Board from 12 to 13 directors effective at the 1994 Annual Meeting.

     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the Board's nominees listed below. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, if any such person fails to stand for election or is unable to accept election, proxies will be voted by the proxyholders for the election of such other person or persons as the Board may recommend. Pursuant to the Company's By-Laws, directors will be elected by a plurality of all the votes cast on the proposal at the Annual Meeting. The rules of the New York Stock Exchange permit member organizations to give proxies to vote on Proposal 1 whether or not instructions have been received from beneficial owners.

Information as to Nominees and Continuing Directors

     The following table sets forth the names of the Board's nominees for election as directors and of those directors who will continue to serve as such after the 1994 Annual Meeting. Also set forth is certain other information with respect to each such person's principal occupation or employment during the past five years, his or her age at December 31, 1993, the period during which he served as a director and positions currently held with the Company.

                                             Director         For Term
                                  Age         Since           Expiring     Position(s) held with the Company
Nominees for 3-year terms:
  (Class of 1997)

Rose M. Cernak                    63             -              1997       None
Edwin F. Hale, Sr.                47           1991             1997       Chairman of the Board and
                                                                           Chief Executive Officer
R. Andrew Larkin, Jr.             41           1991             1997       Director
Robert A. Pascal                  59           1991             1997       Director
G. Gregory Russell                38           1991             1997       Director

Continuing Directors:
  (Class of 1995)
Barry B. Bondroff                 45           1991             1995       Director
Conrad H.C. Everhard              63           1992             1995       Director
Melvin S. Kabik                   69           1991             1995       Director
Alan M. Leberknight               52           1992             1995       Director and President

Continuing Directors:
  (Class of 1996)
Joseph A. Cicero                  49           1993             1996       Executive Vice President, Chief
                                                                           Financial Officer and Director
Bruce H. Hoffman                  46           1993             1996       Director
James P. O'Conor                  64           1993             1996       Director
Dennis F. Rasmussen               46           1991             1996       Director


     Barry B. Bondroff is the President and Managing Director of Grabush, Newman & Company, P.A., an accounting and management consulting firm based in Baltimore, Maryland. Mr. Bondroff joined this firm in 1970. In addition, Mr. Bondroff is President and a director of the Edward A. Meyerberg Northwest Senior Center, Inc., a non-profit organization offering services and programs for senior citizens, a director of Camtour, Inc., a non-profit organization which sponsors cycling marathons in Maryland to benefit educational and safety programs, and a director of the Levindale Hebrew Geriatric Center and Hospital. Mr. Bondroff is also a Board member and Treasurer of the International Group of Accounting Firms.

     Rose M. Cernak is co-owner and general manager of Olde
Obrycki's Crab House, Inc., a landmark Baltimore restaurant, which positions she has held since 1976. From 1972 to 1976, Ms. Cernak was Vice President of The Richard Cernak Corporation, a general construction company. Ms. Cernak has also been active with United
Cerebral Palsy of Central Maryland since 1986.

     Joseph A. Cicero is Executive Vice President and Chief
Financial Officer of the Company and the Bank, which positions he has held since January 1992. He previously served as Executive Vice President and Chief Financial Officer of Perpetual Savings Bank, FSB, Vienna, Virginia, from 1985 until January 1992. Prior to that, Mr. Cicero served as Senior Vice President and Chief Financial Officer of Equitable Bank in Baltimore.

     Conrad H.C. Everhard is Chairman of Cho Yang Line (U.S.A.) Inc., an international shipping company based in New York City, which position he has held since October 1990. Prior thereto, he was Chairman of Orient Overseas Container Lines (U.S.A.) Inc., another international shipping company. Mr. Everhard was also National Vice President for Ocean Shipping of the National Defense Transportation Association, Washington, D.C. and served on the Presidential Advisory Commission on Conferences in Ocean Shipping. Mr. Everhard is a member of the Board of World Explorer Cruises. He previously served in Brussels as the Director General of Europe and Africa for the Massachusetts Port Authority and was knighted by royal decree in the Order of the Crown (Belgium) for his services in developing trade and goodwill relations between Belgium and the United States. From 1978 to 1986, Mr. Everhard served on the Board of Global Union Bank in
New York City.

     Edwin F. Hale, Sr. is Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of the Bank. He has served as Chairman of the Board of the Company and the Bank since September 1991 and as Chief Executive Officer of the Company since September 1992. Mr. Hale is also the Chairman of the Board and principal stockholder of Hale Intermodal Transport Company, a Baltimore-based transportation company. Prior to becoming Chairman of the Board of the Company and the Bank, such company or its predecessors were Mr. Hale's principal occupation since 1975.

     Bruce H. Hoffman has served as Executive Director of the Maryland Stadium Authority since February 1989, with responsibility for overseeing the design, financing and construction of Orioles Park at Camden Yards, the new stadium facility for the Baltimore Orioles. Mr. Hoffman is currently responsible for the $151 million expansion of the Baltimore Convention Center. From 1983 to 1989, he served as Director of Design and Construction of the New York State Facilities Development Corporation, a quasi-public agency responsible for speeding the construction of state hospitals and prisons. Mr. Hoffman has served as Campaign Chairman of the United Negro College Fund and is the current President of the Cystic Fibrosis Foundation.

     Melvin S. Kabik is a retired supermarket executive. Since
1966, Mr. Kabik has been a real estate investor. He is on the Board of Hebrew Free Loan, an organization that makes interest-free loans to deserving applicants. He also has previously served on the Board of Associated Jewish Charities.

     R. Andrew Larkin, Jr. is the President of Maryland Realty Investment Corporation, a Baltimore-based real estate investment company, which position he has held since 1985. Mr. Larkin is also a member of Washington College's Visiting Committee, a director of the Better Business Bureau of Baltimore, a director of the Anne Arundel Community College Foundation, and a director of the American Red Cross, Chesapeake Chapter.

     Alan M. Leberknight is President of the Company and is President and Chief Executive Officer of the Bank. He has served as President of the Company and the Bank since November 1991 and also became Chief Executive Officer of the Bank in September 1992. Prior to joining the Company and the Bank, Mr. Leberknight served for over 10 years with Signet Bank of Maryland (or its predecessor, Union Trust Bank of Maryland), including as Executive Vice President since 1989. Mr. Leberknight also currently serves as President of the Baltimore County Board of Education and Trustee of the Neighborhood Housing Services of Baltimore, among other civic activities.

     James P. O'Conor is Chairman of the Board and Chief
Executive Officer of O'Conor, Piper & Flynn, a Maryland-based realty company. He has been the executive officer of that firm or its predecessor since 1960. Mr. O'Conor is involved in numerous community and professional organizations in the Baltimore, Maryland area. His service includes: President of the Baltimore County Chamber of Commerce, a member of the Board of Regents of The Catholic University of America, a member of the Baltimore County Economic Development Commission, Chairman of the Board of the Maryland Health Systems, a director of the Maryland General Hospital, a member of the President's Advisory Board of Loyola College, and a director and past President of the Maryland Association of Realtors.

     Robert A. Pascal is the Chairman of the Board of United
Propane, Inc., a privately held company engaged in marketing, sales and distribution of propane gas. He has held this position since 1961. Mr. Pascal is also the Appointments Secretary for the Governor of Maryland and has held this position since 1988. Mr. Pascal was a two-term County Executive of Anne Arundel County from 1974 to 1982. In addition, Mr. Pascal served as a Maryland State Senator from 1970 to 1974 and was the Republican candidate for Governor of Maryland in 1982.

     Dennis F. Rasmussen is a principal of Maryland Public Affairs Associates, a public relations and government affairs consulting firm with offices in Baltimore, Annapolis and Towson, Maryland and is President of R.A.F. Group, a general public policy consulting firm based in Towson, Maryland. From December 1986 to December 1990, Mr. Rasmussen served as Baltimore County Executive and was Chairman of the Baltimore Regional Council of Governments. From 1981 until 1985, Mr. Rasmussen was the President of Rasmussen & Associates, a Maryland-based consulting and real estate firm. In addition, Mr. Rasmussen served as State Senator for the Sixth Legislative District in Maryland from 1978 through 1986 and was Chairman of the Finance Committee from 1984 to 1986. Mr. Rasmussen was a member of the Maryland House of Delegates from 1974 through 1977. Mr. Rasmussen also serves on numerous boards and commissions, including the Disabled American Veterans, Maryland Department, the
Business Advisory Board and the Baltimore Leadership Foundation.

     G. Gregory Russell is a certified public accountant and has served since 1989 as Director of Finance of the Maryland Port Administration. Prior thereto, he served as a senior audit manager with the accounting firm of Arthur Andersen & Co. Mr. Russell also formerly served as a director of the Maryland Higher Education Supplemental Loan Authority. Mr. Russell is a member of the Morgan State University Board of Regents, a former director of the Norfolk State University School of Business Advisory Board, and a member of the Board of the Grandville Academy (Baltimore Chapter). Mr. Russell is the past President of the District of Columbia Chapter of the National Association of Black Accountants.

     Section 32 of the Federal Deposit Insurance Act, as amended (the "FDIA"), requires certain insured depository institutions or depository institution holding companies to notify their respective regulatory agencies of the proposed addition of any new director or senior executive officer at least 30 days before such addition becomes effective ("Section 32 notice"). An insured depository institution or depository institution holding company that is subject to the requirements of Section 32 of the FDIA may not add any individual to its Board or employ any individual as a senior executive officer if the appropriate regulatory agency issues a notice of disapproval within 30 days after receipt of such individual's Section 32 notice. While the Company has been subject to the Section 32 notice requirements since January 1, 1992 and has filed the required Section 32 notices with the Federal Reserve Bank of Richmond, the Company will no longer be subject to the Section 32 notice requirements upon the termination of the written agreement (the "Agreement"), which the Company entered into with the Federal Reserve Bank of Richmond and the Maryland Bank Commissioner in July 1992, and the Bank will no longer be subject to the Section 32 notice requirements upon the termination of the cease and desist order (the "Order"), which the Bank entered into with the Federal Deposit Insurance Corporation ("FDIC") and the Maryland Bank Commissioner in July 1992. The Company has recently been informed that the Federal Reserve Bank of Richmond and the Maryland Bank Commissioner expect to terminate the Agreement and that the FDIC and the Maryland Bank Commissioner expect to terminate the Order. Accordingly, no Section 32 notice has been filed on behalf of Ms. Cernak, who will not become a member of the Board until the Company has been notified that the termination of the Agreement is effective, or become a member of the board of directors of the Bank until the Bank has been notified that the termination of the Order is effective, or in either case until she has satisfied the Section 32 notice requirements.

Nominations by Stockholders

     The Company's By-Laws require that stockholder nominations for directors be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 45 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders. Public disclosure of the date of the 1994 Annual Meeting was made by the issuance of a press release on February 18, 1994 and by concurrently filing a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the "1934 Act"), with the SEC and the New York Stock Exchange. A stockholder's notice of nomination must also set forth certain information specified in Article II,
Section 2.13, of the Company's By-Laws concerning the nominating stockholder and each person the stockholder proposes to nominate for election. Stockholder nominations may be made by any stockholder eligible to vote at the Annual Meeting, provided the notice of nomination complies with the informational requirements of the By-Laws, and is received by the Corporate Secretary of the Company no later than March 14, 1994. No stockholder nominations had been received by that date.

Board of Directors' Committees

     The Board has appointed various committees, including an Executive Committee, Audit Committee, Community and Public Affairs Committee, Compensation Committee, Compliance Committee, Loan Portfolio Review Committee, Nominating Committee, Retirement Committee and Shareholders' Liaison Committee.

     The Executive Committee held 26 meetings during 1993. Its current members are Messrs. Hale (Chairman), Bondroff, Leberknight, Larkin, Pascal, Rasmussen and an additional member of the Board, which position rotates on a quarterly basis. The Executive Committee reviews all significant loans and generally has all powers of the Board, except for powers specifically reserved to the Board.

     The Audit Committee conducted seven meetings during 1993. Its current members are Messrs. Russell (Chairman), Bondroff and Hoffman. Only nonemployee directors are eligible to serve on the Audit Committee. The duties of the Audit Committee include reviewing the annual financial statements of the Company and the scope of the independent annual audit and internal audits. It also reviews the independent accountants' letter to management concerning the effectiveness of the Company's internal financial and accounting controls and management's response to that letter. In addition, the Committee reviews and recommends to the Board the firm to be engaged as the Company's independent accountants. The Committee may also examine and consider other matters relating to the financial affairs of the Company as it determines appropriate.


     The Community and Public Affairs Committee reviews proposed and ongoing community projects and makes recommendations to the Board for donations or other levels of support to worthy organizations and their activities. The current members of the Committee are Messrs. Hale (Chairman), Hoffman, Kabik and O'Conor. The Committee met five times during 1993.

     The Compensation Committee reviews and recommends the level of compensation for executive officers and directors. This Committee also functions as the Stock Option Committee, administering the Company's stock option plans and making grants of options thereunder. The current members of this Committee are Messrs. Pascal (Chairman), Bondroff and Kabik. This Committee met nine times during 1993. Only nonemployee directors are eligible to serve on the Compensation Committee.

     The Compliance Committee was formed to monitor compliance by the Company with the Agreement, which the Company entered into with the Federal Reserve Bank of Richmond and the Maryland Bank Commissioner in July 1992. The Compliance Committee also monitors compliance by the Bank with the Order, which the Bank entered into with the FDIC and the Maryland Bank Commissioner in July 1992. The Agreement and the Order relate to problems created prior to September 11, 1991 (the date of the first board meeting following a proxy contest, which resulted in a new Board and management for the Company and the Bank). The Compliance Committee has advised the Board that the Company and the Bank are respectively in compliance with the Agreement and the Order. The Compliance Committee held six meetings during 1993. The current members of the Compliance Committee are Messrs. Bondroff (Chairman), Larkin, Pascal, Rasmussen and Russell.

     The Loan Portfolio Review Committee reviews and provides advice to management regarding the lending activities and policies of the Company and its subsidiaries with particular reference to loan quality considerations. Its current members are Messrs. Larkin (Chairman), Leberknight, Rasmussen and Russell. The Loan Portfolio Review Committee met nine times during 1993.

     The Nominating Committee makes recommendations to the Board as to the Board's nominees for election as directors. The current members of the Nominating Committee are Messrs. Hale (Chairman), Pascal and Rasmussen. The Nominating Committee met three times during 1993. Nominations for director may be submitted to the Nominating Committee by written statement in care of the Company. Such nominations will be considered, along with those developed by the Nominating Committee, in light of the needs of the Company, as well as the nominee's individual knowledge, experience and background.

     The Retirement Committee oversees the administration of the Company's and the Bank's retirement plans and benefits and reviews the performance of the investment portfolios and establishes investment criteria with respect to such plans and benefits. The current members of the Committee are Messrs. Kabik (Chairman), Everhard and O'Conor. The Committee met four times during 1993.

     The Shareholders' Liaison Committee met four times during 1993. It interacts with the Stockholders' Advisory Committee, which consists of representatives of certain larger stockholders who meet with the Board quarterly to advise the Board on the views and interests of the stockholders. Current members of the Shareholders' Liaison Committee are Messrs. Larkin (Chairman) and Russell.

     During 1993, the Board held 13 meetings. No incumbent director who served during 1993 attended less than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served during the period that he served.

Compensation of Directors

     Each director of the Company or the Bank, who is not an executive officer, receives an annual retainer of $17,000 (payable semi-annually) and fees of $875 for attendance at regular or special meetings of the Boards of the Company and the Bank and $725 ($800 in the case of a committee chairman) for attendance at meetings of committees of the Boards of the Company and the Bank. A single fee is paid if Board or committee meetings for the Company and the Bank are held on the same day. The Board has adopted a resolution encouraging directors to apply at least one-half of the annual retainer received for serving as a director toward the purchase of the Company's Common Stock.

     In June 1992, the Board adopted the 1992 Stock Option Plan (the "Plan") for the benefit of directors and full-time employees of the Company and its subsidiaries, which Plan was approved by the Company's stockholders at the 1993 annual meeting. Under the terms of the 1992 Stock Option Plan, each nonemployee director of the Company who was serving on the Board on June 10, 1992, the effective date of the Plan, was granted a ten-year nonqualified option to purchase 2,500 shares of the Company's Common Stock. In addition, the Plan provided for an additional nonqualified option grant of 2,500 shares to each nonemployee director of the Company serving on the Board on October 26, 1992. The per share option exercise prices of these options equaled the fair market value of a share of Common Stock on the respective dates of grant, as determined in accordance with the Plan. Each nonemployee director who is first elected to the Board of the Company receives a ten-year nonqualified option on the date he or she becomes a member of the Board to purchase 2,500 shares of the Company's Common Stock. In addition, each nonemployee director of the Company who is serving on the Board at the time of the first meeting of the Board following an annual meeting of the stockholders of the Company receives an option on the date of such meeting of the Board to purchase 2,500 shares of the Company's Common Stock. In connection with the 1994 Annual Meeting,
Ms. Cernak has waived her right to receive the option grant of 2,500 shares she would otherwise be entitled to receive upon her initial election to the Board, and Ms. Cernak and the other nonemployee directors have waived their rights to receive the annual option grant of 2,500 shares they would otherwise be entitled to receive at the first Board meeting following the 1994 Annual Meeting. On October 13, 1993, the Plan was amended to provide for an additional nonqualified option grant of 5,000 shares to each nonemployee director of the Company then serving on the Board, subject to stockholder approval of the amendment. See "Proposed Amendment to 1992 Stock Option Plan (Proposal 2)."

     The Company and the Bank have adopted unfunded deferred compensation plans for their nonemployee directors. Each nonemployee director may elect to defer all or part of the director's fees until he or she either retires from his or her principal occupation or reaches an age (between 62 and 72 years of age) specified by the director. Interest is earned on the deferred amount at a rate established from time to time by management. Payment of the deferred amount may be made to the director or his or her beneficiary in up to 10 annual installments. No director deferred fees in 1993. One director, Dennis F. Rasmussen, is covered by the Bank's health insurance plan, and in connection therewith, the Bank paid an aggregate of approximately $2,200 during 1993.


EXECUTIVE COMPENSATION

Cash Compensation

The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during fiscal years 1993, 1992 and 1991 to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company serving at December 31, 1993.

                                         Summary Compensation Table

                                                                                 Long-Term
                                             Annual Compensation             Compensation Awards
                                                                                  Number of
                                                                                 Securities               All Other
  Name and Prinicipal Position(s)      Year       Salary        Bonus        Underlying Options         Compensation
Edwin F. Hale, Sr.                     1993      $450,000     $350,000              75,000             $102,328(b)(c)
  Chairman of the Board of             1992       342,954           -              325,000                   -
  the Company and the                  1991       100,598(a)        -                   -                    -
  Bank; Chief Executive
  Officer of the Company

Alan M. Leberknight                    1993       240,000           -               20,000               54,761(b)(c)(d)
  President and a Director             1992       206,330           -               50,000               40,205
  of the Company and the               1991        21,538           -                   -                    -
  Bank; Chief Executive
  Officer of the Bank

Joseph A. Cicero                       1993       240,000           -               20,000               52,714(b)(c)
  Executive Vice President             1992       178,142           -               50,000                   -
  of the Company and the Bank          1991            -            -                   -                    -

E. Wayne Edwards                       1993       132,692       35,000              17,500                1,218(c)
  Executive Vice President             1992        98,206           -               10,000                   -
  of the Company and the Bank          1991            -            -                   -                    -

Larry D. Unger                         1993       148,769           -                6,000                2,661(b)(c)
  Executive Vice President             1992       147,461           -               14,000               31,587
  of the Company and the Bank          1991       140,500           -               10,500                   -

(a) Includes $44,444 paid to Mr. Hale in June 1992 as a salary adjustment for 1991 to reflect his service as a full time executive officer of the Company and the Bank after his election as Chairman of the Board of both on September
    11, 1991.

(b) Effective December 31, 1993, the Bank's supplemental employee retirement plan (''SERP'') was terminated. The Company paid Messrs. Hale and Cicero $100,000 and $50,000, respectively, in lieu of maintaining the SERP and making contributions on behalf of such executive officers. Messrs. Leberknight and Unger received $40,000 and $1,000, respectively, in connection with the termination of the SERP and their waiver and release of all rights thereunder.

(c) Effective July 1, 1993, the Company adopted a 401(k) Plan (the ''401(k) Plan''). For 1993, matching contributions made by the Company to the 401(k) Plan on behalf of Messrs. Hale, Leberknight, Cicero, Edwards and Unger were
    $2,328, $2,704, $2,714, $1,218, and $1,661, respectively.

(d) Includes $12,057 which reflects the value of the benefits accrued during 1993, calculated on an actuarial basis, with respect to Mr. Leberknight's split-dollar insurance coverage. Mr. Leberknight paid the amount of the premium with respect to the term life component of his split-dollar insurance coverage.


Option Grants

     The following table contains information with respect to grants of stock options to each of the named executive officers during the fiscal year ended December 31, 1993.

                                            Option Grants in 1993 Fiscal Year

                                                                                         Potential Realizable Value
                                                                                         at Assumed Annual Rates of
                                                                                        Stock Price Appreciation for
                                Individual Grants (a)                                          Option Term (d)
                               Number        % of Total
                           of Securities   Options Granted
                             Underlying      to Employees     Exercise    Expiration
         Name             Options Granted   in Fiscal Year     Price         Date              5%           10%

Edwin F. Hale, Sr.            75,000 (b)        24.39          $12 7/8    Oct. 12, 2003      $607,275    $1,538,925
Alan M. Leberknight           10,000 (c)         3.25            9 1/2    July 13, 2003        59,740       151,410
                              10,000 (b)         3.25           12 7/8    Oct. 12, 2003        80,970       205,190
Joseph A. Cicero              10,000 (c)         3.25            9 1/2    July 13, 2003        59,740       151,410
                              10,000 (b)         3.25           12 7/8    Oct. 12, 2003        80,970       205,190
E. Wayne Edwards               7,500 (c)         2.44            9 1/2    July 13, 2003        44,805       113,558
                              10,000 (b)         3.25           12 7/8    Oct. 12, 2003        80,970       205,190
Larry D. Unger                 6,000 (c)         1.95            9 1/2    July 13, 2003        35,844        90,846

(a) All option grants were made at 100% of the fair market value of the Common Stock on the date of grant. Options not immediately exercisable in full become so if there is a change in control of the Company or the Bank.

(b) Option will become exercisable in full on October 13, 1994.

(c) These options will become exercisable to the extent of 20% of the shares covered by the option on the first anniversary thereof and an additional 20% each anniversary thereafter.

(d) Based on exercise price.

Option Exercises and Holdings

     The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during the fiscal year ended December 31, 1993, and the value of all unexercised options held by such individuals at such date.

                                Aggregated Option Exercises in 1993 Fiscal Year
                                        and Fiscal Year-End Option Values

                                                          Number of Securities            Value of Unexercised
                                                         Underlying Unexercised          In-the-Money Options at
                            Shares                     Options at Fiscal Year-End          Fiscal Year-End (a)
                           Acquired       Value
      Name                on Exercise    Realized     Exercisable    Unexercisable    Exercisable     Unexercisable
Edwin F. Hale, Sr.              -            -          325,000         75,000         $2,193,750       $103,125
Alan M. Leberknight             -            -           30,000         40,000            230,000        218,750
Joseph A. Cicero                -            -           30,000         40,000            230,000        218,750
E. Wayne Edwards                -            -            2,000         25,500             15,750        112,375
Larry D. Unger                  -            -           29,924         20,700            109,659        136,169

(a) Based on the $14 1/4 closing price of the Company's Common Stock on December 31, 1993, minus the exercise price.

Retirement Plans

     The following table illustrates current annual pension benefits under the Company's retirement plan for retirement in 1994 at age 65 under the most advantageous provisions available for various levels of compensation, years of service, and full Social Security benefits. Pension benefits are currently subject to a statutory maximum of $118,800, subject to cost-of-living adjustments. Additionally, effective January 1, 1994, annual compensation in excess of $150,000 (subject to cost of living increases) may not be used in calculation of retirement benefits.

                                                 Pension Plan Table

       Annual                                              Years of Service
     Compensation             15               20                 25                30               35
      $125,000              $32,002          $42,412           $ 51,787         $  61,162        $  70,537
       150,000               38,565           51,099             62,349            73,599           84,849
       175,000               45,128           59,787             72,912            86,037           99,162
       200,000               51,690           68,474             83,474            98,474          113,474
       225,000               56,174           75,125             91,560           107,995          118,800
       250,000               56,736           75,154             91,596           108,038          118,800
       300,000               56,736           75,154             91,596           108,038          118,800
       400,000               56,736           76,959             99,377           118,800          118,800
       450,000               58,307           86,673            111,893           118,800          118,800
       500,000               64,845           96,388            118,800           118,800          118,800

     Benefits under the retirement plan are based on a formula computed with respect to base salary (excluding incentive compensation) for an employee's final five years of credited plan service prior to retirement. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at age 55 or later in the form of a straight-life annuity. Normal retirement age under the plan is 65; a reduced benefit is payable to vested employees who retire between age 55 and age 65. Death benefits are payable to the surviving spouse of a vested employee. Messrs. Hale, Leberknight, Cicero and Edwards each have two years of credited service under the retirement plan and Mr. Unger has 10 years of credited service under the retirement plan. The base salary with respect to the covered compensation of each of Messrs. Hale, Leberknight, Cicero, Edwards and Unger is set forth in the annual compensation column (salary) of the Summary Compensation Table. See "Executive Compensation."

     Effective December 31, 1993, the SERP, which had been adopted in 1984 to provide certain senior employees with nonqualified retirement benefits payable from the general assets of the Company, was terminated. The Company paid Messrs. Hale and Cicero $100,000 and $50,000, respectively, in lieu of maintaining the SERP and making contributions on behalf of such executive officers. Messrs. Leberknight and Unger received $40,000 and $1,000, respectively, in connection with the termination of the SERP and their waiver and release of all rights thereunder.

Employment and Severance Agreements

     The Company and the Bank have no employment agreements with any executive officer. The Company and the Bank have entered into a severance payment agreement with Mr. Hale, dated as of October 26, 1992, as amended, pursuant to which he would be entitled to receive a lump sum cash severance payment equal to two and one-half years' salary, present valued to the date of payment, if, during the term of the agreement, there is a sale of the Company or the Bank and (i) at the time of closing of such sale, the person who acquires the stock or assets of the Company or the Bank has not made a written commitment to Mr. Hale to continue his employment for a period of at least one year in positions having the same or greater authority, responsibilities, duties, scope, and salary as existed before the closing or (ii) if Mr. Hale's employment is terminated involuntarily, or voluntarily with Good Reason, in connection with or within 18 months after the sale of the Company or the Bank, unless such termination is "for cause."
As defined in the agreement, a sale of the Company or the Bank would be deemed to occur if: (i) any person becomes the beneficial owner of more than 50% of the total number of voting shares of the Company, (ii) there is a sale or other transfer of all or substantially all of the assets of the Company or the Bank, or (iii) the Company's beneficial ownership of the total voting shares of the Bank is reduced to less than 50%. "Good Reason" is defined to include a material reduction in the authority, responsibilities, duties or scope of Mr. Hale's position from those that existed before the sale, a reduction in his salary from the rate that existed before the sale, or requirement that Mr. Hale relocate more than 50 miles from the City of Baltimore. Pursuant to his agreement, Mr. Hale would also be entitled to receive continued health care and life and disability insurance coverage for a period of one year or, if earlier, until he became employed full time by another employer. If requested, the Bank would also be required to furnish Mr. Hale with outplacement services for up to one year. The initial term of Mr. Hale's agreement was for one year, and is automatically renewed for one additional year on each anniversary date of the agreement, unless the Company or the Bank gives contrary written notice before such renewal date. The Bank has entered into similar severance payment agreements, dated as of October 26, 1992, as amended, with each of Messrs. Leberknight, Cicero, Edwards and Unger. The agreements with Messrs. Leberknight, Cicero, Edwards and Unger provide for cash severance payments of one year's salary, present valued to the date of payment. Consummation of the acquisition of the Company by First Fidelity Bancorporation would constitute a sale of the Company for purposes of these agreements. See "Changes in Control."

Compensation Committee Report on Executive Compensation

     The objectives of the Company's management compensation policy are: to attract and retain the best available executive officers; to motivate them to achieve the goals set forth in the Company's business plan; to link executive and stockholder interests through equity-based compensation; and to provide a compensation package of current and deferred benefits that recognizes the executive's contribution, as well as the Company's performance, measured by both short-term and long-term achievements.

     The management compensation policy and the general compensation policies of the Company are established by the Compensation Committee of the Board (the "Committee"). The Committee formulates the compensation policy and specific compensation levels for executive officers and administers the Company's stock option plans. The Committee is currently composed of three nonemployee directors who have no interlocking relationships or insider participation as defined by the SEC.

     The Committee believes that the compensation of the Chief Executive Officer, Edwin F. Hale, Sr., should be based upon corporate performance relative to the Company's operating and regulatory environment. In setting Mr. Hale's salary, the Committee considered the salaries of chief executive officers of 25 other financial institutions, located primarily in the Company's principal market (from Virginia to Pennsylvania) with assets between $1.7 and $13.2 billion and an average asset size of $4.2 billion according to data obtained from outside consultants, and gave special consideration to the economic environment and the existence of regulatory oversight related to the Company's financial condition. The Committee believes that because of the challenges faced by management in restoring the financial strength of the Company and enhancing stockholder value, base salaries of key management personnel should be set at the upper end of the competitive salary structure.

     Mr. Hale became Chairman of the Board in September 1991 after considerable personal effort and expense in mounting a successful proxy contest against the then-incumbent Board. The contest bore a high risk of failure which could have resulted in substantial financial loss to Mr. Hale personally, but was undertaken as an opportunity to improve the Company's financial condition and increase stockholder value.

     After taking office in September 1991, the new Board determined that the financial condition of the Company was more serious than previously believed. Several weeks later, federal and state bank regulators began an extensive four-month joint examination. As a result of the examination, the Company entered into the Agreement with the Federal Reserve Bank of Richmond and the Maryland Bank Commissioner, and the
Bank entered into the Order with the FDIC and the Maryland Bank Commissioner. The Agreement and the Order placed the new Board, including Mr. Hale and other executive officers, at risk of substantial personal liability if the serious problems identified by the regulators were not corrected within the time frames specified by the Agreement and the Order.

     In determining an appropriate salary, bonus, and long-term incentive compensation for Mr. Hale, the Committee considered the Company's previous financial condition, which had deteriorated severely under prior management, and that the continued independent operation of the Bank could not be assured unless corrective actions were promptly undertaken. To increase stockholder value through improved financial performance, the Board initially elected Mr. Hale as Chairman, and later as Chief Executive Officer, charging him with increased responsibility for overseeing the direction of the Company and restructuring the Bank's operations. Responding to this added responsibility, Mr. Hale resigned as chief executive officer of his other business interest, Hale Intermodal Transport Company.

     The Committee and the Board established the following objectives for Mr. Hale in 1992, which were reinforced in 1993: assemble an experienced management team and improve the operations of the Company, restore the Company to and improve its profitability, increase the capital levels of the Company and the Bank, reduce the level of problem assets, improve relations with the bank regulators, promote the termination of the Agreement and the Order, and enhance stockholder value. Mr. Hale achieved all of these objectives in 1993.

                                                 BALTIMORE BANCORP
                                              Key Performance Indicators

                                                            1993              1992              1991
            Earnings
            Net income (millions)                         $ 10.30           $ 14.50           $(126.50)

            Capital (year-end)
            Leverage ratio                                   7.08%             5.10%              3.34%
            Total risk-based ratio                          10.99%             8.39%              5.42%

            Asset Quality (year-end)
            Nonperforming assets (millions)               $ 81.80           $208.10           $ 237.30
            Coverage ratio                                    114%               54%                46%

            Market Value (year-end)
            Price per share                               $ 14.25           $ 6.875           $   5.25
            Market value (millions)                        237.60             92.70              66.90

     During 1992 and 1993, an experienced management team was assembled, and the operating environment was changed significantly to encourage and reward high performance. The Company was profitable in both 1993 and 1992, compared with a net loss of $126.5 million in 1991. The
Bank's adjusted Tier 1 Leverage capital ratio increased by 39% to 7.08% at December 31, 1993, from 5.10% at December 31, 1992. Over the two-year period with Mr. Hale as Chairman, the Bank's adjusted Tier 1 Leverage capital ratio increased by 112% from 3.34% at December 31, 1991. The Bank's Total risk-based capital ratio increased by 31% to 10.99% at December 31, 1993, from 8.39% at December 31, 1992. Over the two-year period, the Bank's Total risk-based capital ratio increased by 103% from 5.42% at December 31, 1991. The Bank meets the capital ratios of the FDIC required for a "well-capitalized" institution as compared to being "under-capitalized" in 1991.

     Nonperforming assets were reduced by 61% in 1993, under the direction of experienced workout specialists organized to dispose of nonperforming assets as quickly as possible while minimizing the financial impact on the Company. This was accomplished while increasing the allowance to nonperforming loans ratio (coverage ratio) by 111%, to 114% of nonperforming loans at December 31, 1993 from 54% at December 31, 1992, significantly improving the Company's ability to absorb future loan losses without impairing capital.

     The Company believes its relationship with the Federal Reserve Bank of Richmond, the FDIC, and the Maryland Bank Commissioner have greatly improved over the past two years. The Company has been informed that the FDIC and the Maryland Bank Commissioner, following their recent joint annual examination, expect to terminate the Order. In addition, the Federal Reserve Bank of Richmond and the Maryland Bank Commissioner expect to terminate the Agreement. The Company expects to receive written confirmation of the terminations when effective.

     The most important factor used by the Committee in evaluating Mr. Hale's performance was enhancement of stockholder value. During 1993, the Company's stock price increased by 107% to $14.25 per share from $6.875 per share at the end of 1992, and increased by 171% over the past two years, from $5.25 per share at December 31, 1991. The Company's share price appreciation for 1993 was the highest of the 163 commercial banks and thrifts covered by Keefe, Bruyette & Woods, Inc. ("KBW"). In addition, according to a survey published in Fortune in January 1994, the Company had the highest 1993 share price appreciation of all bank holding companies listed on the New York Stock Exchange ("NYSE"), and in the same survey, ranked
31st for 1993 among all companies listed on the NYSE. The Company's cumulative total return significantly exceeded the KBW 50 Index and the S&P 500 Index over the past two years, the period attributable to Mr. Hale, the new Board and management. See "Comparative Company Performance." The market value of the Company, based on the per share price multiplied by the number of shares outstanding, increased by 156% in 1993 to $237.6 million at December 31, 1993, compared with $92.7 million at December 31, 1992, and increased by 255% over two years, from $66.9 million at December 31, 1991.

     The bonus program for Mr. Hale included specific bonus levels for improvement in financial performance as measured by: profitability, asset quality, capital ratios, restoration of cash dividends (restored in the fourth quarter of 1993 with regulatory approval), improvements in ratings by the regulatory authorities, and enhanced stockholder value. The Committee, in establishing the program, concluded that no bonus was to be paid to Mr. Hale in 1992, even though he accomplished the Committee's objectives, because of the financial condition of the Company at that time and the need to improve capital ratios. With this in mind, the bonuses paid to Mr. Hale for 1993 were intended to recognize his performance over that year and the fact that he did not receive a bonus in 1992 notwithstanding strong performance. Messrs. Hale, Leberknight, Cicero and Unger also received certain payments in connection with the termination of the Bank's SERP. No SERP currently exists for the Company's executive officers and the Company has no plans to establish a new SERP. Such payments were made in lieu of maintaining the Company's SERP and making annual contributions thereunder on behalf of participating officers. See "Retirement Plans."

     The Committee has adopted similar policies with respect to compensation of other executive officers of the Company. Using salary data supplied by outside consultants, the Committee sets base salaries that are within the range of salaries for persons holding similarly responsible positions at other financial institutions. In addition, the Committee considers corporate performance, as well as past performance and future potential, of each executive officer.

     Stock options granted to Mr. Hale and other Company executives were based upon their responsibility for, and contribution to, the Company's long-term goals, financial condition, profitability, and stockholder value. Current outstanding options were considered in determining the level of new option grants. All options were granted at the fair market value on the date of grant as determined under the plan. Since the value of an option bears a direct relationship to the Company's stock price, it serves as an effective long-term incentive which is highly compatible with the interests of stockholders, and is therefore an important element of the Company's compensation policy.

     Under a 1993 amendment to the Internal Revenue Code and proposed new federal tax regulations, publicly traded companies are prohibited from receiving a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated officers for any fiscal year. The deductibility limit does not apply to compensation payable under a written binding contract that was in effect on February 17, 1993. In addition, the Company believes that the 1992 Stock Option Plan has been structured in such a way that option grants under the plan after February 17, 1993 will be treated as performance-based compensation which may be excluded from the deductibility limit. The Committee will take into consideration the deductibility limit for compensation in excess of $1 million in determining compensation of the Company's executive officers.



                           Compensation Committee
                           Robert A. Pascal, Chairman
                           Barry B. Bondroff
                           Melvin S. Kabik

Comparative Company Performance

     The following chart sets forth comparative information regarding the Company's cumulative stockholder return on its Common Stock over the last five calendar years. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative stockholder return over the five-year period is based on an investment of $100 on December 31, 1988 and is compared to the cumulative total return of the S&P 500
Index and the KBW 50 Index.

     The KBW 50 is a relatively new index developed by KBW, a widely recognized New York securities firm that specializes in the banking and thrift industries. The index is composed of 50 of the largest banking companies in the United States, largely money center, regional and super-regional institutions, and is representative of price and dividend performance of the major banks in the country. The KBW 50 is a market capitalization weighted index and assumes quarterly reinvestment of dividends.

     The decline in the Company's stockholder return index in 1990 was related in part to the prior Board's rejection of an offer to acquire the Company, made in April 1990 by First Maryland Bancorp, to industry-wide problems in the real estate and banking markets, and to the Company's increase in loan reserves which resulted in a reported net loss for the fourth quarter of 1990. Subsequently, in early 1991, a proxy contest ensued, and the Company's stockholders, in effect, elected a new Board as of September 1991. The new Board called for a review of the Company's loan portfolio, which led to the identification of a substantial amount of additional nonperforming assets and a requirement for significant additional provisions for possible loan losses. These actions, in addition to a write-off of goodwill, led to a reported net loss of $126.5 million in 1991, which accounted for the continued under-performance of the Company's Common Stock.



[INSERT OF PERFORMANCE LINE GRAPH APPEARS HERE]

              S&P 500 Index  KBW 50 Index   Baltimore Bancorp

    1988            100            100            100
    1989         131.68         118.91         108.12
    1990         127.58          85.39          37.89
    1991         166.47         135.15          49.02
    1992         179.14         172.21          64.19
    1993         197.20         181.75         133.52


     The following chart shows that the Company's two year stockholder return under the new Board outperformed both the S&P 500 Index and the KBW 50 Index in 1992 and 1993 following a period of substantial progress in restoring the Company's profits, increasing capital ratios and reducing nonperforming assets.

[INSERT OF PERFORMANCE LINE GRAPH APPEARS HERE]

               S&P 500 Index  KBW 50 Index   Baltimore Bancorp

    1991            100            100            100
    1992         107.61         127.42         130.95
    1993         118.46         134.48         272.38



Certain Transactions

     From time to time the Bank makes loans to its directors and executive officers for the financing of their homes, as well as home improvement and consumer loans. It is the belief of management that these loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectibility nor present other unfavorable features. At March 18, 1994, loans (other than credit cards and a $5,000 check reserve) to directors, executive officers and members of their immediate families and affiliates totaled $1,002,551.

     In addition, Mr. O'Conor is Chairman of the Board and Chief Executive Officer of O'Conor, Piper & Flynn, which from time to time is retained by the Bank as a real estate broker in connection with foreclosure and other real estate transactions. For 1993, the aggregate amount of payments made to the firm for its services was approximately $70,249, which is less than five percent of the Company's or the firm's consolidated gross revenues for its last fiscal year.

Section 16(a) Compliance

     Section 16(a) of the 1934 Act requires the Company's directors and officers to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to the Company, the Company believes that, during the year ended December 31, 1993, all Section 16(a) filing requirements applicable to the Company's directors and officers were complied with on a timely basis, except one officer, John P. Hollerbach, filed one late report covering one transaction, and one director, R. Andrew Larkin, Jr., filed one late report covering one transaction relating to a gift of shares to certain of his children.


PROPOSED AMENDMENT TO 1992 STOCK OPTION PLAN
(Proposal 2)

     The Board approved an amendment on October 13, 1993 to the 1992 Stock Option Plan (the "1992 Option Plan" or the "Plan"), subject to stockholder approval at the Annual Meeting, to provide for the grant of a ten-year nonqualified option to purchase 5,000 shares of Common Stock to each nonemployee director of the Company then serving on the Board. The per share exercise price of such nonemployee director options is $12 7/8, which was the fair market value of a share of the Common Stock on October 13, 1993 (the date the options were granted), as determined in accordance with the Plan. A total of nine nonemployee directors (consisting of Messrs. Bondroff, Everhard, Hoffman, Kabik, Larkin, O'Conor, Pascal, Rasmussen and Russell) will receive such options. A copy of the text of the proposed amendment to the 1992 Option Plan is attached hereto as Exhibit A and is incorporated herein by reference.

Reasons for Amendment to 1992 Option Plan

     On October 13, 1993, in connection with the earnings report of the Company for the quarter ended September 30, 1993, the Board, in addition to approving option grants to certain executive officers of the Company, also approved the amendment to the Plan providing for the grant of the option to purchase 5,000 shares to each nonemployee director in recognition of such directors' contribution to the improved condition of the Company. The approval of such grant was in part due to the fact that as of September 30, 1993, the Company had attained all capital and classified asset ratio requirements under the Order ahead of schedule, exceeded the capital ratios of the FDIC required for a "well-capitalized" bank, and was in a position to seek regulatory approval for the resumption of quarterly dividends based on its substantially improved financial condition. The Board also approved the amendment providing for the grant as it believes that stock options are important to increase the incentive and encourage the continued service of directors by facilitating their purchase of a stock interest in the Company. During the third quarter, the nonperforming assets of the Company declined by 25% to $132.6 million at September 30, 1993 from $177.6 million at June 30, 1993. The reduction in nonperforming assets also included a reduction in classified assets to 74% of capital and reserves, thereby exceeding the final requirement of 75% by January 26, 1994 established under the Order. The Bank's adjusted Tier 1 Leverage capital ratio was 7.13% at September 30, 1993, which exceeded the final requirement of 6.50% by June 30, 1994 under the Order. The Bank's Tier 1 risk-based and Total risk-based capital ratios were 9.24% and 10.51%, respectively, at September 30, 1993, which exceeded the capital ratios of the FDIC required for a "well-capitalized" bank of 6.00% and 10.00%, respectively. As with the executive officers of the Company, the Board was at risk of substantial personal liability if the serious problems identified by the regulators were not corrected within the time frames specified by the Agreement and the Order, and the option grant in part is in recognition of those substantial risks assumed by the Board. For these reasons, the Board believes that it is in the best interest of the Company and its stockholders to amend the Plan to provide an additional one-time grant of an option for 5,000 shares to each nonemployee director of the Company serving on the Board on October 13, 1993.

Description of the 1992 Option Plan

     The 1992 Option Plan was adopted by the Board for the benefit of directors and full-time employees of the Company and its subsidiaries on June 10, 1992 and was approved by the stockholders of the Company on May 19, 1993. As of March 18, 1994, there were nine nonemployee directors and approximately 50 key officers of the Company and its subsidiaries who were eligible to participate in the 1992 Option Plan. The 1992 Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section
422 of the Code as well as nonqualified options.

     Under the terms of the 1992 Option Plan, 635,000 shares of Common Stock of the Company were reserved for issuance. The 1992 Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee selects the employees and nonemployee directors of subsidiaries to whom options may be granted. As described below, option grants to nonemployee directors of the Company are fixed pursuant to the terms of the Plan.

     Under the terms of the 1992 Option Plan, each nonemployee director of the Company who was serving on the Board on June 10, 1992, the effective date of the Plan, was granted a ten-year nonqualified option to purchase 2,500 shares of the Company's Common Stock. The Plan also provided for an additional nonqualified option grant of 2,500 shares to each nonemployee director of the Company serving on the Board on October 26, 1992. On October 13, 1993, the Plan was amended, subject to stockholder approval, to provide for the grant to each nonemployee director then serving on the Board of an additional nonqualified option to purchase 5,000 shares of Common Stock. The per share option exercise prices of these options were $7 7/8, $7, and $12 7/8, respectively, which equaled the fair market value of a share of Common Stock on the respective dates of grant, as determined in accordance with the Plan. Each nonemployee director who is first elected to the Board of the Company receives a ten-year nonqualified option on the date he or she becomes a member of the Board to purchase 2,500 shares of the Company's Common Stock. In addition, each nonemployee director of the Company who is serving on the Board at the time of the first meeting of the Board following an annual meeting of the stockholders of the Company receives an option on the date of such meeting of the Board to purchase 2,500 shares of the Company's Common Stock.

     The option exercise price of options granted under the 1992 Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option, as determined in accordance with the Plan. The maximum option term is 10 years. Except as otherwise provided in the option agreement or as waived by the Compensation Committee, options granted to persons other than nonemployee directors of the Company will be exercisable to the extent of 20% of the shares covered by the option on the first anniversary of the date of grant and to the extent of an additional 20% of the shares on each of the four subsequent anniversary dates, provided the optionee remains continuously employed by the Company or a subsidiary from the date of grant to such anniversary date. Options granted to nonemployee directors of the Company are exercisable after the later of (i) the date on which the optionee completes one year of service on the Board or (ii) the date of grant. An option will become exercisable in full upon the death of a nonemployee director while a member of the Board. An option granted to a nonemployee director of the Company will also become exercisable in full if there is a "change in control" of the Company or of the Bank (as defined in the Plan).

     No person may receive any incentive stock option if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of the Company unless the option price is at least 110% of the fair market value of the Common Stock and the exercise period of such incentive option is by its terms limited to five years. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any calendar year. No option may be granted more than 10 years after the effective date of the Plan.

     Payment for shares purchased under the 1992 Option Plan may be made either in cash or cash equivalents, by exchanging shares of Common
Stock of the Company with a fair market value equal to or less than the total option price plus cash for any difference, or by a combination of the foregoing. Options may be exercised by the optionee directing that certificates for the shares purchased be delivered to a licensed broker acceptable to the Company as agent for the optionee, provided that the broker tenders to the Company cash or cash equivalents equal to the option exercise price plus the amount of any taxes that the Company may be required to withhold in connection with the exercise of the option.

     If an employee's employment with the Company or a subsidiary terminates by reason of death or permanent and total disability, his or her options, whether or not then exercisable, may be exercised within one year after such death or disability unless otherwise provided in the option agreement (but not later than the date the option would otherwise expire). If the optionee's employment terminates for any reason other than death or disability, options held by such optionee terminate three months after the date of such termination unless otherwise provided in the option agreement (but not later than the date the option would otherwise expire). The Compensation Committee may extend the period during which the option may be exercised (but not later than the date the option would otherwise expire) by so providing in the option agreement. Similar rules apply to options granted to nonemployee directors of subsidiaries. Options granted to nonemployee directors of the Company terminate upon the expiration of one year following the date on which the nonemployee director ceases to be a member of the Board by reason of death or permanent and total disability and three months following the date on which the nonemployee director ceases to be a member of the Board for any other reason.

     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of the Company, by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares without receipt of consideration by the Company, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the 1992 Option Plan, and in the number, kinds, and per share exercise price of shares subject to the unexercised portion of options granted prior to any such change. Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option price.

     Upon any dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of the Company, the 1992 Option Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the Plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Compensation Committee in its discretion shall determine.

     The Board may amend the 1992 Option Plan with respect to shares of Common Stock as to which options have not been granted. However, the Company's stockholders must approve any amendment that would (1) materially change the requirements as to eligibility to receive options; (2) increase the maximum number of shares in the aggregate for which options may be granted (except for adjustments upon changes in capitalization); (3) change the minimum option price; (4) increase the maximum period during which options may be exercised beyond 10 years from the date of grant; (5) extend the term of the Plan; or (6) materially increase the benefits accruing to eligible individuals under the Plan.

     The Board at any time may terminate or suspend the 1992 Option Plan. Unless previously terminated, the Plan will terminate automatically on June 10, 2002, the tenth anniversary of the effective date of the Plan. No termination, suspension or amendment of the Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.

Plan Benefits

     As of March 18, 1994, options to purchase 517,500 shares of Common Stock (all of which were nonqualifying options) were outstanding under the 1992 Option Plan. The option exercise price of options granted under the Plan is not less than fair market value of a share of the Company's Common Stock on the date of grant, as determined in accordance with the Plan. The table below provides certain information regarding stock options granted to date under the 1992 Option Plan to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company serving at December 31, 1993, to each nominee for election as a director, to all executive officers of the Company as a group, to all nonemployee directors as a group, and to all employees of the Company as a group (including all officers who are not executive officers).

                                                  Plan Benefits

                                                                              1992 Stock Option Plan
         Name and Position                                             Exercise Price   Number of Options
         Rose M. Cernak                                                         -                  -
          Director Nominee

         Edwin F. Hale                                                    $12.875             75,000(a)
            Chairman of the Board                                           7.875            125,000(b)
            and Chief Executive Officer
            (and Director Nominee)

         R. Andrew Larkin, Jr.                                             12.875              5,000(c)
            Director (and Director Nominee)                                 7.250              2,500(b)
                                                                            7.000              2,500(b)
                                                                            7.875              2,500(b)

         Robert A. Pascal                                                  12.875              5,000(c)
            Director (and Director Nominee)                                 7.250              2,500(b)
                                                                            7.000              2,500(b)
                                                                            7.875              2,500(b)

         G. Gregory Russell                                                12.875              5,000(c)
            Director (and Director Nominee)                                 7.250              2,500(b)
                                                                            7.000              2,500(b)
                                                                            7.875              2,500(b)

         Alan M. Leberknight                                                9.500             10,000(d)
            President and Director                                         12.875             10,000(a)
                                                                            6.625             25,000(b)

         Joseph A. Cicero                                                   9.500             10,000(d)
            Executive Vice President,                                      12.875             10,000(a)
            Chief Financial Officer and Director                            6.625             25,000(b)

         E. Wayne Edwards                                                   9.500              7,500(d)
            Executive Vice President                                       12.875             10,000(a)

         Larry D. Unger                                                     9.500              6,000(d)
            Executive Vice President

         Executive Officer Group, including the                             9.584(e)         331,500
            five executive officers named above (8 persons)

         Nonemployee Director Group (9 persons)                             9.666(f)         107,500

         Nonexecutive Officer Employee Group (22 persons)                  10.532(g)          78,500

(a) These options will become exercisable in full on October 13, 1994.

(b) These options are presently exercisable.

(c) These options become exercisable upon stockholder approval of the amendment to the Plan.

(d) These options will become exercisable to the extent of 20% of the shares covered by the option on the first anniversary thereof and an additional 20% each anniversary thereafter.

(e) Represents the weighted average exercise price of the options granted to executive officers.

(f) Represents the weighted average exercise price of the options granted to nonemployee directors.

(g) Represents the weighted average exercise price of the options granted to employees.

     In connection with the 1994 Annual Meeting, Ms. Cernak has waived her right to receive a ten-year nonqualified option grant for 2,500 shares of the Company's Common Stock she would otherwise be entitled to receive upon her initial election to the Board, and Ms. Cernak and the other nonemployee directors have waived their rights to receive the annual option grant of 2,500 shares they would otherwise be entitled to receive at the first Board meeting following the 1994 Annual Meeting.

     Based on the closing sale price of the Company's Common Stock on March 18, 1994 of $18.00, the aggregate market value of the remaining 625,000 shares currently reserved under the 1992 Option Plan is $11,250,000.

Federal Income Tax Consequences of the 1992 Option Plan

     The grant of an option will not be a taxable event for the optionee or the Company.

     An optionee will not recognize taxable income upon exercise of an incentive option, and any gain realized upon a disposition of shares of stock received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of stock subject to an incentive option on the exercise date over the option exercise price will be included in the optionee's alternative minimum taxable income in the year of exercise (except that, if the optionee is subject to certain securities law restrictions, determination of the amount included in alternative minimum taxable income and the year of such inclusion may be delayed, unless the optionee elects within 30 days following exercise to have income determined without regard to such restrictions) for purposes of the alternative minimum tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive options. The Company will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option, except as discussed below.

     To qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company or a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, the time for exercising incentive stock options after termination of employment and the holding period for stock received pursuant to the exercise of the option are waived.

     If all of the foregoing requirements are met except for the one-year or two-year holding periods mentioned above, the optionee will recognize ordinary income upon the disposition of the stock in an amount equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price. The balance of the realized gain, if any, will be capital gain. If the optionee sells the stock prior to the satisfaction of the holding period rules at a price below the fair market value of the stock at the time the option was exercised, the amount of ordinary income (and the amount included in alternative minimum taxable income, if the sale occurs during the same year as the option was exercised) will be limited to the excess of the amount realized on the sale over the option exercise price. The employer corporation will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

     If an optionee exercises an incentive option by tendering shares of Common Stock with a fair market value equal to part or all of the option exercise price, the exchange of shares generally will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive option and had not satisfied the special holding period requirements summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than minimum taxable income as discussed above). If the optionee used shares received pursuant to the exercise of an incentive option (or another statutory option) as to which the optionee had not satisfied the applicable holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares.

     Upon exercising a nonqualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise (except that, if the optionee is subject to certain restrictions imposed by the securities laws, the measurement date may be delayed, unless the optionee makes a special tax election within 30 days after exercise to have income determined without regard to the restrictions). If the employer corporation complies with applicable withholding requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the optionee surrenders shares of Common Stock in payment of part or all of the exercise price for nonqualified options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive option) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income.

     Under current federal income tax law, the highest tax rate on ordinary income is 39.6%, and long-term capital gains are subject to a maximum tax rate of 28%. Because of certain provisions in the law relating to the "phase out" of personal exemptions and certain limitations on itemized deductions, the federal income tax consequences to a particular taxpayer of receiving additional amounts of ordinary income or capital gain may be greater than would be indicated by application of the foregoing tax rates to the additional amount of income or gain.

Required Vote

     The approval by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required to approve the amendment to the 1992 Option Plan. Abstentions on shares represented at the Annual Meeting will have the same effect as a negative vote. The rules of the New York Stock Exchange permit member organizations to give proxies to vote on Proposal 2 whether or not instructions have been received from beneficial owners. The Board recommends a vote FOR approval of the amendment to the 1992 Option Plan.

STOCK OWNED BY MANAGEMENT

     The following table sets forth information as of March 18, 1994 with respect to the amount of the Company's Common Stock beneficially owned by each director of the Company, each nominee for election as a director, the Chief Executive Officer and each of the four most highly compensated executive officers of the Company serving at December 31, 1993 and by all directors and executive officers of the Company as a group.

                                                                          Number of Shares and    Percentage of
                                                                          Nature of Beneficial    Common Stock
                     Name and Position(s) with the Company                   Ownership (a)         Outstanding
         Barry B. Bondroff (b)(c) . . . . . . . . . . . . . . . . . . . . . . . . . . 19,984            *
           Director

         Rose M. Cernak . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      -            *
           Director Nominee

         Joseph A. Cicero (d) . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31,251            *
           Executive Vice President,
           Chief Financial Officer and Director

         Conrad H.C. Everhard (b) . . . . . . . . . . . . . . . . . . . . . . . . . . 22,655            *
           Director

         Edwin F. Hale, Sr. (e) . . . . . . . . . . . . . . . . . . . . . . . . . .  397,405          2.3%
           Chairman of the Board and Chief Executive Officer
           (and Director Nominee)

         Bruce H. Hoffman (f). . . . . . . . . . . . . . . . . . . . . . . . . . . .  16,629            *
           Director

         Melvin S. Kabik (b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14,601            *
           Director

         R. Andrew Larkin, Jr. (b)(g) . . . . . . . . . . . . . . . . . . . . . . . . 52,150            *
           Director (and Director Nominee)

         Alan M. Leberknight (h). . . . . . . . . . . . . . . . . . . . . . . . . . . 33,586            *
           President and Director

         James P. O'Conor (i) . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11,216            *
           Director

         Robert A. Pascal (b)(j) . . . . . . . . . . . . . . . . . . . . . . . . . .  56,100            *
           Director (and Director Nominee)

         Dennis F. Rasmussen (b). . . . . . . . . . . . . . . . . . . . . . . . . . . 14,979            *
           Director

         G. Gregory Russell (b). . . . . . . . . . . . . . . . . . . . . . . . . . .  38,146            *
           Director (and Director Nominee)

         E. Wayne Edwards (k). . . . . . . . . . . . . . . . . . . . . . . . . . . .   3,578            *
           Executive Vice President

         Larry D. Unger (l) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42,217            *
           Executive Vice President

         All directors and executive officers as a group
           (18 persons) (m) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  779,245          4.5

(a)  All persons shown in the table have sole investment and voting power except as otherwise indicated.

(b)  Includes options for 7,500 shares that are currently exercisable and 5,000 shares granted under the amendment to the 1992 Option Plan that will become exercisable on April 27, 1994, provided such amendment is approved by stockholders. See Proposal 2.

(c)  Includes 3,584 shares held jointly by Mr. Bondroff and his wife and 3,900 shares held in an IRA.

(d)  Includes 227 shares held under the 401(k) Plan and options for 30,000 shares that are currently exercisable.

(e)  Includes 224 shares held under the 401(k) Plan and options for 325,000 shares that are currently exercisable.

(f)  Includes options for 5,000 shares that are currently exercisable and 5,000 shares granted under the amendment to the 1992 Option Plan that will become exercisable on April 27, 1994, provided such amendment is approved by stockholders. See Proposal 2. Also includes 1,200 shares held jointly by Mr. Hoffman and his wife.

(g)  Includes 32,550 shares held jointly by Mr. Larkin and his wife, 3,000 shares in a self-directed IRA, and an aggregate of 4,100 shares held by his children. Excludes 19,400 shares owned by Mr. Larkin's mother and 500 shares owned by his wife, as to which he disclaims beneficial ownership.

(h)  Includes 226 shares held under the 401(k) Plan and options for 30,000 shares that are currently exercisable.

(i)  Includes options for 5,000 shares that are currently exercisable and 5,000 shares granted under the amendment to the 1992 Option Plan that will become exercisable on April 27, 1994, provided such amendment is approved by stockholders. See Proposal 2.

(j)  Includes 20,000 shares held by the United Propane, Inc. Profit Sharing Plan and Trust, of which Mr. Pascal is the trustee.

(k)  Includes 106 shares held under the 401(k) Plan, options for 2,000 shares that are currently exercisable and 1,472 shares held jointly by Mr. Edwards and his wife.

(l)  Includes 139 shares held under the 401(k) Plan and options for 33,424 shares that are currently exercisable.

(m)  Includes a total of 24,748 shares (including 358 shares held under the 401(k) Plan and options for 18,750 shares that are currently exercisable) held by three additional executive officers of the Company.

* Less than one percent.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of March 18, 1994 with respect to the ownership of shares of Common Stock of the Company by each person believed by management to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. The historical information set forth below is based on the most recent
Schedule 13D or Schedule 13G filed on behalf of each such person with the SEC.

               Name and Address                          Amount and Nature      Percentage of Common
              of Beneficial Owner                      of Beneficial Ownership   Stock Outstanding
            Keefe Managers, Inc.                            1,576,800(a)                9.45%
               375 Park Avenue
               31st Floor
               New York, New York 10152

            T. Rowe Price Associates, Inc.                    987,154(b)                5.92
               100 East Pratt Street
               Baltimore, Maryland 21202

            Leon G. Cooperman                                 838,100(c)                5.02
               86 Pine Street
               Wall Street Plaza
               31st Floor
               New York, New York 10005

(a) A Schedule 13G dated February 15, 1994 states that Keefe Managers, Inc., an investment adviser registered under the
    Investment Advisers Act of 1940, has sole dispositive power and sole voting power over such shares. The Company has been informed in a telephone conversation with Keefe Managers, Inc. that substantially all of such shares have been disposed of.

(b) A Schedule 13G dated February 14, 1994 states that T. Rowe Price Associates, Inc., an investment adviser registered under the Investment Advisers Act of 1940, has sole dispositive power over the 987,154 shares and sole voting power over 48,500 of these shares.

(c) A Schedule 13D dated February 28, 1994 states that Mr. Cooperman has sole voting and dispositive power over 715,800 shares and shared voting and dispositive power over 122,300 shares. The Schedule 13D states that Mr. Cooperman is the sole general partner of two Delaware limited partnerships engaged in the purchase and sale of securities for investment for their own accounts: Omega Capital Partners, L.P. and Omega Institutional Partners, L.P., which purchased 242,600 shares and 255,200 shares, respectively. The Schedule 13D further states that Mr. Cooperman is the president and majority stockholder of Omega Advisors, Inc. and that he further controls Omega Overseas Partners,
    Ltd. Omega Advisors, Inc. also serves with discretionary power as investment manager to unrelated third parties
    (the ''Managed Account''). The Schedule 13D states that 218,000 shares were purchased on behalf of Omega Overseas
    Partners, Ltd. and 122,300 shares were purchased on behalf of the Managed Account.

CHANGES IN CONTROL

     On March 23, 1994, the Company filed a Current Report on Form 8-K under the 1934 Act stating that the Company had announced on March 21, 1994 the execution of a definitive Agreement and Plan of Merger (the "Agreement and Plan of Merger") with First Fidelity Bancorporation ("FFB") and Annabel Lee Corporation, a wholly owned subsidiary of FFB (the "Merger Sub"), pursuant to which FFB will pay approximately $346 million in cash for all of the outstanding shares of the Company's Common Stock in a merger of Merger Sub into the Company, which will thereby become a wholly owned subsidiary of FFB. Under the terms of the Agreement and Plan of Merger, holders of the Company's Common Stock will receive $20.75 in cash for each of their shares.


     In connection with the acquisition, the Company on March 22, 1994 granted FFB an option to purchase 3,300,000 shares of the Company's Common Stock (subject to adjustment in certain events), or approximately 19.9% of the Company's outstanding Common Stock, at $19.31 per share (the average of the high and low sales prices on March 22, 1994). The option is exercisable in the event of (i) the acquisition by any person other than FFB or any of its subsidiaries of ownership, control or the right to vote 25% or more of the Company's outstanding Common Stock, or (ii) the Company or any of its subsidiaries entering into, or the Board recommending for stockholder approval, certain acquisition transactions with any person other than FFB or any of its subsidiaries.

     The acquisition of the Company by FFB is subject to various closing conditions, including the merger of the Bank (the Company's principal subsidiary) into a newly formed federal savings bank subsidiary of FFB, the receipt of all regulatory approvals required for the transaction, and the approval of the transaction by the Company's stockholders at a special meeting which is expected to be held after June 15, 1994. The acquisition is expected to close on the later of October 31, 1994 or within ten days after the receipt of all required regulatory approvals and expiration of applicable waiting periods, subject to satisfaction of closing conditions.

INDEPENDENT AUDITORS

     The Company has appointed Coopers & Lybrand, independent certified public accountants, to act as its independent auditors for the year ended December 31, 1994. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to questions.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT 1995 ANNUAL MEETING OF STOCKHOLDERS

     Any stockholder of the Company who intends to present a proposal for action at the 1995 annual meeting expected to be held on or about April 26, 1995 must file a copy thereof with the Corporate Secretary of the Company not less than 45 days nor more than 90 days prior to the date of the annual meeting (i.e., no later than March 13, 1995 and no earlier than January 26, 1995), unless notice or public disclosure of the meeting occurs less than 60 days prior to the date of the meeting, in which event stockholders may deliver such notice not later than the 15th day following the day on which notice of the meeting was mailed or public disclosure thereof was made. If the proposal or proposals are to be included in the Company's proxy statement and form of proxy relating to the 1995 annual meeting, they must be received by December 13, 1994 pursuant to the proxy soliciting rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 1995 annual meeting any stockholder proposal which may be excluded under SEC regulations in effect at the time such proposals are received.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters are properly brought before the Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board.

By Order of the Board
/s/ Edwin F. Hale
- ----------------------
Edwin F. Hale, Sr.
Chairman of the Board

Baltimore, Maryland
March 30, 1994
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                                                            Exhibit A

                                AMENDMENT TO
                           1992 STOCK OPTION PLAN

     Section 4(b) of the 1992 Stock Option Plan (the "Plan") is amended to add an additional sentence after the existing fourth sentence and before the existing fifth sentence of such Section to read as follows:

     Each Non-Employee Director who is serving on the Board on October 13, 1993 shall be granted an Option on that date to purchase 5,000 shares of the Stock.

     The Plan shall otherwise be unchanged by this Amendment.

                               ---------------------

     This Amendment to the Plan was duly adopted and approved by the Board of Directors of Baltimore Bancorp by resolution at a meeting held on the 13th day of October, 1993.